Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON REPORTS 2013 FIRST-QUARTER RESULTS

Medical Rises 17 Percent from Year-ago Period, 7 Percent Sequentially

ARDEN HILLS, Minn. — April 22, 2013 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its first quarter ended March 31, 2013.

For the 2013 first quarter, the company reported net sales of $14.6 million, versus $16.5 million in the prior-year period. IntriCon had a net loss of $(471,000), or $(0.08) per diluted share, compared to net income of $243,000, or $0.04 per diluted share, for the 2012 first quarter.

“Consistent with historical revenue cycles, we reported a more moderate 2013 first quarter,” said Mark S. Gorder, president and chief executive officer of IntriCon. “Driven by increased activity from our largest customer, Medtronic, our medical business posted its strongest revenue quarter ever. However, this growth was offset by continued sluggishness in the conventional hearing health market, the planned softness in our program with hi HealthInnovations, and a professional audio slowdown due to U.S. Government sequestration.”

As a percentage of 2013 first-quarter sales, healthcare-related revenue (hearing health and medical combined) totaled 84.5 percent (35.8 percent hearing health and 48.7 percent medical), with professional audio communications at 15.5 percent. This compares to 2012 healthcare-related revenue of 82.8 percent (45.9 percent hearing health and 36.9 percent medical), with professional audio communications at 17.2 percent.

Gross profit margins decreased to 23.8 percent from 25.2 percent in the prior-year first quarter. The decrease was primarily due to lower sales volume, partially offset by a favorable product mix within the medical market.

According to Gorder, the company continued to transfer select, labor-intensive programs in its medical and hearing health businesses to its Singapore and Indonesia facilities during the first quarter. To drive margin improvement and remain competitive from a cost standpoint, IntriCon will continue these shifts throughout 2013.

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IntriCon Corporation 2013 First-Quarter Results

April 22, 2013

Business Update

Sales in IntriCon’s medical business rose 17.0 percent in the first quarter. The growth, as previously stated, was primarily due to increased activity from Medtronic in preparation for a new product line launch. The company expects medical sales going forward to moderate in the second quarter as Medtronic works through the inventory build, and then to strengthen in the second half of the year.

Within cardiac, IntriCon has secured initial orders for its wireless cardiac diagnostic monitor Sirona™ for delivery in the third quarter. Additionally, the company is expanding its CDM sales and marketing infrastructure, to further advance its cardiac program and elevate its devices with market-demanded features.

Within hearing health, IntriCon continues to experience softness in the conventional market which is consistent with overall industry trends. The slow growth in the conventional hearing aid channel is primarily due to the high device costs and inconveniences in the distribution channel. The company believes these factors have created an opportunity for alternative care models such as the insurance channel and the personal sound amplifier product (PSAP) market.

Said Gorder, “hi HealthInnovations continues to make progress building the infrastructure to provide high-quality, affordable hearing health care to a broad range of customers. And while we do not anticipate that hi HealthInnovations will ramp until the second half of the year, we remain very optimistic about the progress that has been made and the long term prospects of this market-changing program.

“We also recently unveiled Audion4™, our new four-channel hearing aid amplifier, at AudiologyNOW!. The latest amplifier in our Audion family, Audion4 broadens our amplifier product offering—giving manufacturers even more options to be competitive in today's emerging value sector of the hearing health market.”

IntriCon's Audion4 is a feature-rich amplifier designed to fit a wide array of applications. In addition to multiple compression channels, the amplifier has a complete set of proven adaptive features which greatly improve the user experience.

On the professional audio front, first-quarter sales moderated to more historical levels as expected. The decline was due to U.S. Government sequestration related to IntriCon’s security business and the conclusion of the company’s Singapore Government contract. Over the next few quarters IntriCon anticipates securing additional contracts with both governments.

Looking Ahead

Concluded Gorder, “In early 2013 we met some headwinds and we face near-term challenges. We are closely monitoring these challenges and will continue to adjust our cost structure accordingly. Longer term, we’re confident in our ability drive shareholder value. Our technology portfolio, global manufacturing infrastructure and key customer relationships have positioned us well to aggressively drive growth in the value hearing health and medical biotelemetry markets.”

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IntriCon Corporation 2013 First-Quarter Results

April 22, 2013

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Monday, April 22, 2013, beginning at 4:00 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review first-quarter performance and discuss the company’s strategies. To join the conference call, dial:

1-877-941-9205 (international 1-480-629-9818) and provide the conference identification number 4613638 to the operator.

A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CT on Monday, April 29, 2013. To access the replay, dial 1-800-406-7325 (international 1-303-590-3030) and enter access code: 4613638.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2012. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At Padilla Speer Beardsley:
Scott Longval, CFO	Marian Briggs/Matt Sullivan
651-604-9526	612-455-1700
slongval@intricon.com	mbriggs@padillaspeer.com
msullivan@padillaspeer.com

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IntriCon Corporation 2013 First-Quarter Results

April 22, 2013

IntriCon Corporation

Consolidated Condensed Statements of Operations
(in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,
	2013	2012
	(Unaudited)	(Unaudited)

Sales, net	$14,633	$16,524
Cost of sales	11,149	12,367
Gross profit	3,484	4,157

Operating expenses:
Sales and marketing	892	875
General and administrative	1,659	1,626
Research and development	1,301	1,137
Total operating expenses	3,852	3,638
Operating income (loss)	(368)	519

Interest expense	(153)	(179)
Equity in income (loss) of partnerships	(58)	(24)
Other income (expense)	98	(39)
Income (loss) before income taxes	(481)	277

Income tax expense (benefit)	(10)	34
Net income (loss)	$(471)	$243

Net income (loss) per share:
Basic	$(0.08)	$0.04
Diluted	$(0.08)	$0.04

Average shares outstanding:
Basic	5,687	5,654
Diluted	5,687	5,933

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IntriCon Corporation 2013 First-Quarter Results

April 22, 2013

IntriCon Corporation

Consolidated Condensed Balance Sheets
(in thousands, except per share data)

	March 31,	December 31,
	2013	2012
	(Unaudited)
Current assets:
Cash	$172	$226
Restricted cash	550	563
Accounts receivable, less allowance for doubtful accounts of $166 at March 31, 2013 and $154 at December 31, 2012	7,108	7,171
Inventories	11,635	11,117
Other current assets	1,977	1,483
Total current assets	21,442	20,560

Machinery and equipment	40,650	40,796
Less: Accumulated depreciation	34,343	34,012
Net machinery and equipment	6,307	6,784

Goodwill	9,709	9,709
Investment in partnerships	715	773
Other assets, net	1,250	1,306
Total assets	$39,423	$39,132
Current liabilities:
Checks written in excess of cash	$849	$637
Current maturities of long-term debt	2,509	2,945
Accounts payable	4,171	4,045
Accrued salaries, wages and commissions	2,007	1,786
Deferred gain	110	110
Income taxes payable	2	96
Other accrued liabilities	2,915	2,048
Total current liabilities	12,563	11,667

Long-term debt, less current maturities	7,015	7,222
Other postretirement benefit obligations	582	590
Accrued pension liabilities	495	510
Deferred gain	248	275
Other long-term liabilities	106	146
Total liabilities	21,009	20,410
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 5,693 and 5,687 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	5,693	5,687
Additional paid-in capital	15,950	15,797
Accumulated deficit	(2,831)	(2,360)
Accumulated other comprehensive loss	(398)	(402)
Total shareholders' equity	18,414	18,722
Total liabilities and shareholders’ equity	$39,423	$39,132

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